EXHIBIT 99.1

UMPQUA HOLDINGS CORPORATION ANNOUNCES SECONDARY OFFERING OF SHARES

PORTLAND, Ore. — November 3, 2014 — Umpqua Holdings Corporation (NASDAQ:  UMPQ) (the “Company”) announced today the commencement of a secondary public offering of 31,190,716 shares of the Company’s common stock, including 28,300,720 shares by certain funds affiliated with Thomas H. Lee Partners, L.P. and Warburg Pincus LLC (collectively, the “Selling Stockholders”), and 2,889,996 shares borrowed by an affiliate of Barclays, in order to hedge the exposure to warrants, exercisable for 5,056,256 shares of the Company’s common stock and $6,596,431, purchased from the Selling Stockholders by an affiliate of Barclays. Barclays is acting as the sole bookrunner for the offering.  The Selling Stockholders and the affiliate of the Barclays borrowing the shares will receive all of the proceeds from this offering.  No shares of common stock are being sold by the Company.  Following the offering, the Selling Stockholders will no longer own any shares of the Company’s common stock.

A shelf registration statement, including a base prospectus, with respect to the offering was previously filed by the Company with the Securities and Exchange Commission (the “SEC”) and became effective on April 21, 2014.  The offering may only be made by means of the base prospectus and a prospectus supplement thereto meeting the requirements of Section 10 of the Securities Act of 1933, as amended.  A copy of the prospectus supplement and the accompanying base prospectus relating to this offering may be obtained without charge by contacting:  Barclays Capital Inc., c/o Broadridge Financial Solutions 1155 Long Island Avenue, Edgewood, NY 11717, Barclaysprospectus@broadridge.com, (888) 603-5847.  A copy of the prospectus supplement and accompanying base prospectus may also be obtained without charge by visiting the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ:  UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative use of technology, and distinctive banking solutions.  Umpqua Bank has locations across Idaho, Washington, Oregon, California and Northern Nevada.  Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon.  Umpqua Private Bank serves high net worth individuals and nonprofits, providing trust and investment services.  Umpqua Holdings Corporation is headquartered in Portland, Oregon.

Forward-looking Statements

Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements.  Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates, and expectations is contained in the companies’ Securities and Exchange Commission filings.  The Company does not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.